UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 27, 2009, we entered into a Credit Line Agreement (the “UBS Credit Line”) with UBS Bank USA (“UBS Bank”) that provides up to an aggregate amount of $35.9 million in the form of an uncommitted, demand, revolving line of credit.  We entered into the UBS Credit Line in connection with our previous acceptance of an offer from UBS AG and its affiliates (“UBS”) of certain rights to require UBS to repurchase $57.0 million (par value) of auction rate securities that UBS had previously sold to us.  The UBS Credit Line is secured only by such auction rate securities and proceeds from sales of the auction rate securities will be applied to repayment of the UBS Credit Line.

Advances under the UBS Credit Line will be made on a “no net cost” basis, meaning that the interest paid by us on such advances will not exceed the interest or dividends paid to us by the issuer of the auction rate securities.

The UBS Credit Line also provides, among other things, that UBS Bank may demand full or partial repayment of the UBS Credit Line or terminate and cancel the UBS Credit Line at its sole discretion and without cause at any time; provided that in such case UBS Bank would be required to provide us alternative financing on substantially similar terms or repurchase the auction rate securities at par, unless the demand right was exercised as a result of certain specified events or the customer relationship between UBS Bank and us is terminated for cause by UBS Bank.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information relating to the UBS Credit Line contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	—Credit Line Agreement, dated January 27, 2009, with UBS Bank USA

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: February 2, 2009	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and
General Counsel

Index to Exhibits

Exhibit No.	Description
10.1	—	Credit Line Agreement, dated January 27, 2009, with UBS Bank USA